Exhibit 99.1

Gordmans Stores, Inc. Announces Third Quarter 2015 Results

Reports Positive Third Quarter Comparable Sales Growth

Omaha, Nebraska (November 20, 2015) – Gordmans Stores, Inc. (NASDAQ: GMAN), an Omaha-based apparel and home décor retailer, announced results for its third quarter and nine months ended October 31, 2015.

Third Quarter Highlights

•	Net sales increased 4.9% to $153.9 million compared to $146.7 million.

•	Comparable store sales increased 0.8%.

•	Gross profit increased 50 bps to 44.4%.

•	Opened two new stores in Bismarck, North Dakota and in Cincinnati, Ohio.

Andy Hall, President and Chief Executive Officer, commented, “We are pleased that the business has returned to positive comparable store sales growth while at the same time fueling a 50 basis point increase in gross profit. The merchandise and marketing initiatives that we’ve implemented over the past year are resonating with our customers, driving improvements in both units per transaction and transaction value. With the successful launch of our e-commerce platform in August, we are now able to bring our unique everyday value priced concept to a much broader audience. We are optimistic that we can maintain our positive momentum in the fourth quarter despite the warm start to November and a tougher sales comparison with a year ago. Looking further ahead, we believe our current growth strategies have us on track towards delivering enhanced profitability and greater shareholder value over the long-term.”

Hall continued, “Our inventories are in good shape to start the fourth quarter. This year we are flowing goods through our distribution centers and into our stores on a more timely basis which will allow us to better maximize sales.

Third Quarter Financial Results

Net sales for the third quarter ended October 31, 2015 increased 4.9% to $153.9 million from $146.7 million for the third quarter last year. Comparable store sales on an owned plus licensed basis increased 0.3%. On an owned basis, comparable store sales increased 0.8%.

Gross profit increased by 6.1% to $68.4 million, or 44.4% of sales, from $64.4 million, or 43.9% of sales, in the third quarter of fiscal 2014. The 50 basis point increase in gross profit was primarily due to lower markdowns compared to last year.

Selling, general and administrative expenses were $71.9 million, or 46.7% of sales, compared to $66.5 million, or 45.3% of sales, in the third quarter last year. The increase in expenses was primarily due to an increased store count, the addition of e-commerce, increased investment in advertising, higher depreciation expense and the cost to close one Chicago market store.

The net loss for the 2015 third quarter was $2.8 million, or ($0.14) per diluted share, compared to a net loss of $1.9 million, or ($0.10) per diluted share, in the third quarter of fiscal 2014.

Nine Month Financial Results

Net sales for the first nine months of fiscal 2015 increased by $12.5 million, or 2.9%, to $443.2 million. Comparable store sales decreased 0.8% on both an owned and owned plus licensed basis. Gross profit increased 4.6%, to $196.1 million and represented 44.3% of sales, compared to $187.5 million and 43.5% of sales last year, which represents an 80 basis point increase. The 2015 net loss on an adjusted basis, excluding charges related to debt extinguishment, for the first nine months was $4.2 million, or ($0.22) per diluted share, a 27% improvement over last year’s unadjusted net loss of $5.8 million, or ($0.30) per diluted share. The net loss for the first nine months on a GAAP basis was ($0.28) per diluted share.

New Stores

The Company opened two new stores in Bismarck, North Dakota and in Cincinnati, Ohio and closed one existing store in Algonquin, Illinois (Chicago market) during the third quarter of 2015. The Company has opened five net new stores year-to-date and has no store openings or closings planned for the fourth quarter of 2015. The Company expects to operate 102 stores at year end.

E-Commerce

In August, the Company expanded its presence from 22 states to a national footprint with the addition of online shopping. Now guests from across the country may access savings of up to 60% off department store prices every day. Gordmans.com provides shoppers with a wide array of merchandise found in Gordmans stores including apparel and footwear for men, women and children in addition to home décor, designer fragrances, fashion jewelry, bedding and bath and toys.

Inventories

Inventories at October 31, 2015 were $165.1 million, an increase of 9.8% compared with inventories of $150.4 million at November 1, 2014. This increase results from four additional stores, our e-commerce inventory investment and earlier flow of holiday receipts through our distribution centers.

Fourth Quarter Outlook

For the 2015 fourth quarter, the Company expects net sales to be between $211.4 million and $215.8 million, which reflects comparable store sales growth in the range of flat to 2% on an owned plus licensed basis. The Company expects gross profit as a percent of sales to improve versus last year. Selling, general and administrative expenses are expected to deleverage in the fourth quarter primarily due to additional advertising, e-commerce and depreciation expense. The Company projects diluted earnings per share in the range of $0.12 to $0.16 for the fourth quarter. The weighted average diluted share count is expected to be approximately 19.5 million.

Conference Call Information

A conference call to discuss third quarter financial results is scheduled for today, November 20, 2015 at 11:00 a.m. Eastern Time. The conference call will be webcast live at http://investor.gordmans.com/events.cfm. A replay of this call will be available within two hours of the conclusion of the call and will remain on the website for one year.

About Gordmans Stores, Inc.

Gordmans (NASDAQ: GMAN) is an everyday value priced department store featuring a large selection of name brands and the latest fashions and styles at up to 60 percent off department and specialty store prices. The wide range of merchandise includes apparel and footwear for men, women and children, as well as accessories, home décor, gifts, designer fragrances, fashion jewelry, bedding and bath, accent furniture and toys. Founded in 1915, Gordmans guests can shop in any of our 102 stores in 22 states or at gordmans.com. For more information about Gordmans, please visit www.gordmans.com.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected net sales, net income <loss>, comparable store sales, diluted earnings <loss> per share, and store expansion, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, guest preferences and other related factors; (3) fluctuations in our sales and profitability on a seasonal basis; (4) intense competition from other retailers; (5) our ability to maintain or improve levels of comparable store sales; (6) our ability to attract and retain talent and (7) our successful implementation of advertising, marketing and promotional strategies.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	October 31, 2015 (Unaudited)	January 31, 2015 (Unaudited)	November 1, 2014 (Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,860	$7,634	$12,417
Accounts receivable	3,814	3,930	3,400
Landlord receivable	2,290	1,559	2,585
Income taxes receivable	4,140	8,525	4,312
Merchandise inventories	165,082	94,470	150,403
Deferred income taxes	2,896	2,895	2,732
Prepaid expenses and other current assets	9,301	8,535	8,742

Total current assets	196,383	127,548	184,591
PROPERTY AND EQUIPMENT, net	86,443	91,601	89,832
INTANGIBLE ASSETS, net	1,820	1,820	1,841
OTHER ASSETS, net	4,762	5,908	5,975

TOTAL ASSETS	$289,408	$226,877	$282,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$111,215	$64,349	$119,549
Accrued expenses	30,256	31,353	32,092
Current portion of long-term debt	37,739	12,463	7,133

Total current liabilities	179,210	108,165	158,774

NONCURRENT LIABILITIES:
Long-term debt, less current portion	28,428	28,827	44,291
Deferred rent	31,147	35,381	33,043
Deferred income taxes	16,344	15,636	9,831
Other liabilities	188	381	327

Total noncurrent liabilities	76,107	80,225	87,492

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—	—
Common stock	20	20	20
Additional paid-in capital	54,887	53,870	53,652
Accumulated deficit	(20,816)	(15,403)	(17,699)

Total stockholders’ equity	34,091	38,487	35,973

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$289,408	$226,877	$282,239

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

	13 Weeks Ended October 31, 2015 (Unaudited)	13 Weeks Ended November 1, 2014 (Unaudited)	39 Weeks Ended October 31, 2015 (Unaudited)	39 Weeks Ended November 1, 2014 (Unaudited)
Net sales	$153,856	$146,653	$443,230	$430,714
License fees from leased departments	2,196	2,284	6,615	6,445
Cost of sales	(87,700)	(84,525)	(253,698)	(249,643)

Gross profit	68,352	64,412	196,147	187,516
Selling, general and administrative expenses	(71,915)	(66,468)	(200,052)	(193,320)

Loss from operations	(3,563)	(2,056)	(3,905)	(5,804)
Interest expense, net	(892)	(1,350)	(2,966)	(3,888)
Loss on extinguishment of debt	—	—	(2,014)	—

Loss before taxes	(4,455)	(3,406)	(8,885)	(9,692)
Income tax benefit	1,692	1,555	3,465	3,920

Net loss	$(2,763)	$(1,851)	$(5,420)	$(5,772)

Basic loss per share	$(0.14)	$(0.10)	$(0.28)	$(0.30)
Diluted loss per share	$(0.14)	$(0.10)	$(0.28)	$(0.30)

Basic weighted average shares outstanding	19,424	19,363	19,397	19,358
Diluted weighted average shares outstanding	19,424	19,363	19,397	19,358

Ratios as a percent of sales:
Gross profit	44.4%	43.9%	44.3%	43.5%
Selling, general and administrative expenses	46.7%	45.3%	45.1%	44.9%
Loss from operations	(2.3%)	(1.4%)	(0.9%)	(1.3%)
Effective tax rate	38.0%	45.7%	39.0%	40.4%
Net loss	(1.8%)	(1.3%)	(1.2%)	(1.3%)

Excluding loss on extinguishment of debt:
Net loss	$(2,763)	$(1,851)	$(4,215)	$(5,772)
Diluted loss per share	$(0.14)	$(0.10)	$(0.22)	$(0.30)
Net loss as a percent of sales	(1.8%)	(1.3%)	(1.0%)	(1.3%)

GORDMANS STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	39 Weeks Ended October 31, 2015 (Unaudited)	39 Weeks Ended November 1, 2014 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,420)	$(5,772)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	12,368	9,633
Write-off of deferred financing fees related to extinguishment of debt	1,722	—
Amortization of deferred financing fees	414	444
Loss on retirement / sale of property and equipment	708	346
Deferred income taxes	707	361
Deferred tax asset shortfall related to share-based compensation expense	(26)	(235)
Share-based compensation expense, net of forfeitures	1,011	107
Net changes in operating assets and liabilities:
Accounts, landlord and income taxes receivable	3,770	983
Merchandise inventories	(70,612)	(55,692)
Prepaid expenses and other current assets	(766)	(124)
Other assets	166	(181)
Accounts payable	46,866	76,988
Deferred rent	(4,234)	1,452
Accrued expenses and other liabilities	1,539	6,694

Net cash provided by (used in) operating activities	(11,787)	35,004

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(14,283)	(42,048)
Proceeds from sale-leaseback transactions	3,556	15,849
Cash received on sale of property and equipment	—	57
Proceeds from insurance settlement	21	39

Net cash used in investing activities	(10,706)	(26,103)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit	169,350	146,600
Repayments on revolving line of credit	(144,493)	(148,004)
Proceeds from secured term loan	30,000	—
Payment of long-term debt	(29,980)	(281)
Payment of debt issuance costs	(863)	(476)
Payment penalty on early extinguishment of debt	(292)	—
Dividends paid	(34)	(67)
Repurchase of common stock	—	(15)
Proceeds from the exercise of stock options	31	—

Net cash provided by (used in) financing activities	23,719	(2,243)

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,226	6,658
CASH AND CASH EQUIVALENTS, Beginning of period	7,634	5,759

CASH AND CASH EQUIVALENTS, End of period	$8,860	$12,417

GORDMANS STORES, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED FINANCIAL MEASURES

(Unaudited)

To supplement our condensed consolidated statements of operations presented in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP adjusted financial measures of operating results that exclude certain items. Loss on extinguishment of debt, loss before taxes, income tax benefit, net loss, and both basic and diluted loss per share are presented below both as reported on a GAAP and non-GAAP adjusted basis related to the loss on extinguishment of debt associated with refinancing our term debt during the second quarter of fiscal 2015. We believe these items should be presented separately to enhance a reader’s overall understanding of the Company’s ongoing operations. These non-GAAP adjusted financial measures should be considered in conjunction with the GAAP financial measures. We believe these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. In addition, we evaluate results using GAAP and non-GAAP adjusted financial measures. These non-GAAP adjusted financial measures should not be considered in isolation or as a substitute for GAAP financial measures. The following table reconciles the GAAP to Non-GAAP adjusted financial measures for the period presented.

	39 Weeks Ended October 31, 2015 GAAP Basis as Reported (Unaudited)	Non-GAAP Adjustments (Unaudited)	39 Weeks Ended October 31, 2015 Non-GAAP as Adjusted (Unaudited)	39 Weeks Ended November 1, 2014 GAAP Basis as Reported (Unaudited)
Loss from operations	$(3,905)	$—	$(3,905)	$(5,804)
Interest expense, net	(2,966)	—	(2,966)	(3,888)
Loss on extinguishment of debt	(2,014)	2,014	—	—

Loss before taxes	(8,885)	2,014	(6,871)	(9,692)
Income tax benefit	3,465	(809)	2,656	3,920

Net loss	$(5,420)	$1,205	$(4,215)	$(5,772)

Basic loss per share	$(0.28)	$0.06	$(0.22)	$(0.30)
Diluted loss per share	$(0.28)	$0.06	$(0.22)	$(0.30)

Company Contact:	Investor Relations:
James Brown	ICR, Inc.
Chief Financial Officer	Brendon Frey
(402) 691-4126	(203) 682-8200